Exhibit 99.1

Press Release

BioTransplant Enters Into Agreement to Sell The Eligix(TM) HDM Cell Separation System to Miltenyi Biotec GmbH

                - Sale Subject to Bankruptcy Court Approval -

MEDFORD, Mass., June 4 — BioTransplant, Inc. (OTC Bulletin Board: BTRNQ.OB) today announced that it has entered into an agreement with Miltenyi Biotec GmbH for the sale of its Eligix(TM) HDM Cell Separation System. In connection with this transaction, Miltenyi has agreed to acquire all intellectual property and physical assets associated with the Eligix business in exchange for an upfront payment of $450,000 and royalties of 4-10% of future sales. The Eligix(TM) HDM Cell Separation Systems use monoclonal antibodies to remove unwanted cells from bone marrow, peripheral blood stem cell and donor leukocyte grafts used in transplant procedures.

As previously announced, on February 27, 2003, the Company and Eligix, Inc., its wholly-owned subsidiary, filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court in Boston Massachusetts. The sale of the Eligix assets is subject to approval by the bankruptcy court.

“We are pleased to enter into this agreement with Miltenyi, which, if approved by the Court, will provide us with both near term capital and potential down-stream royalty income,” stated Donald B. Hawthorne, President and Chief Executive Officer of BioTransplant.

About BioTransplant

BioTransplant Incorporated, a Delaware corporation located in Medford, Massachusetts, is a life science company whose primary assets are intellectual property rights that it has exclusively licensed to third parties. On February 27, 2003, the Company and Eligix, Inc., its wholly-owned subsidiary, filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court in Boston Massachusetts. The Company has exclusively licensed Siplizumab (MEDI-507), a monoclonal antibody product, to MedImmune, Inc. The Company’s assets also include the AlloMune System technologies, which are intended to treat a variety of hematologic malignancies and improve outcomes for solid organ transplants, and the Eligix HDM Cell Separation Systems, which use monoclonal antibodies to remove unwanted cells from bone marrow, peripheral blood stem cell and donor leukocyte grafts used in transplant procedures. BioTransplant also has an interest in Immerge BioTherapeutics, Inc., a joint venture with Novartis, to further develop both companies’ individual technology bases in xenotransplantation.

This news release contains forward-looking statements about BioTransplant that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors. Important factors that could cause future results to differ materially from such forward-looking statements include, but are not limited to: the failure of the Bankruptcy Court to approve the sale order for the sale of the Eligix

HDM Cell Separation Systems to Miltenyi Biotec; BioTransplant’s ability to successfully conclude a financial and operational reorganization of the Company in the Chapter 11 process; its ability to manage its relationships with its creditors, licensors, licensees and other key relationships given the Company’s reorganization strategies; BioTransplant’s ability to secure partnering or licensing transaction on acceptable terms for its AlloMune System BioTransplant’s third party collaborators’ and licensees’ ability to successfully discover, develop and commercialize products based upon BioTransplant’s technologies, obtain and maintain required regulatory approvals in a timely fashion, and overcome other difficulties inherent in developing and commercializing therapeutics, therapeutic devices and therapeutic regimens; and BioTransplant’s ability to obtain and enforce the patent protection required for its products. For a detailed discussion of these and other factors, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors That May Affect Results” in BioTransplant’s Current Report on Form 10-Q for the quarter ended September 30, 2002, as filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this news release. BioTransplant disclaims any obligation or intent to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Contact:
Stern Investor Relations
Lilian Stern
212-362-1200
lilian@sternir.com

BioTransplant Inc.
Donald B. Hawthorne
781-393-7651
donald.hawthorne@biotransplant.com